Form N-SAR, Sub-Item 77D
Policies with respect to security investments

Nuveen Equity Long/Short Fund

a Series of Nuveen Investment Trust II
811-08333

On October 15, 2014, notifications of the Funds changes in investment policy were filed on Form
497 (supplement) to the Funds Statement of
Additional Information (SAI) dated December 31,
2013, as supplemented October 15, 2014. A copy of the supplement is contained in the Form 497 filing on October 15, 2014, accession number
0001193125-14-372698 and is herein incorporated by reference as an exhibit to the Sub-Item 77D of Form N-SAR.

Such supplement implemented the policy changes passed by the required vote of the shareholders at a shareholder meeting held August 5, 2014 and adjourned to August 15, September 19, September 29 and September 30, 2014.